RULE 424(b)(2) Prospectus
Registration Statement No. 333-128505

HYDROGEN CORPORATION

SUPPLEMENT DATED OCTOBER 3, 2005
TO
PROSPECTUS DATED SEPTEMBER 29, 2005

The following information supplements the information contained in the prospectus dated September 29, 2005 of Hydrogen Corporation relating to the sale of an aggregate of 4,438,224 shares of common stock by the stockholders listed under the section entitled “Selling Stockholders” beginning on page 46 of the prospectus.

The prospectus originally indicated that 7,511,740 shares of common stock were issued and outstanding as of the date of the prospectus. However, as of September 29, 2005, the correct number of shares of common stock issued and outstanding was 7,612,940. Additionally, the following updates the table under the “Selling Stockholders” section to correct one of the footnotes in such section.

Selling Stockholders

The following table provides certain information about the selling stockholders’ beneficial ownership of our common stock at September 29, 2005. It assumes the sale of all of the shares of common stock offered by the selling stockholders under this prospectus. Unless otherwise indicated, the selling stockholder possesses sole voting and investment power with respect to the securities shown.

	Prior to Offering			After Offering
Name	Number of Shares Beneficially Owned	Percentage Of Class	Number of Shares to be Sold	Number of Shares Beneficially Owned	Percentage Of Class
Paul Archinand	17,779	0.2	11,203	6,576	*
Edmund Bailys Family Trust LLC (1)	5,606	*	5,606	0	0
Jules Belkin	18,839	0.3	18,839	0	0
Jules Belkin Revocable Trust (2)	43,765	0.6	43,765	0	0
The Billion Company (3)	50,127	0.7	50,127	0	0
Ian A. Bowles	2,239	*	2,239	0	0
CAMOFI Master LDC (4)	112,042	1.5	112,042	0	0
Crestview Capital Master, LLC (5)	257,689	3.4	257,689	0	0
Umberto P. Fedeli	24,511	0.3	15,688	8,823	0.1
Howard Feinberg	17,779	0.2	11,203	6,576	*
HMR Investors, LP (6)	182,068	2.4	70,026	112,042	1.5
Iroquois Master Fund Ltd. (7)	56,021	0.7	56,021	0	0
Irvine Capital Partners, L.P. (8)	74,000	1.0	74,000	0	0
Irvine Capital Partners III, L.P. (8)	10,091	0.1	10,091	0	0
JGB Capital LP (9)	56,021	0.7	56,021	0	0
Kurzman Partners, LP (10)	11,203	0.1	11,203	0	0

	Prior to Offering			After Offering
Name	Number of Shares Beneficially Owned	Percentage Of Class	Number of Shares to be Sold	Number of Shares Beneficially Owned	Percentage Of Class
Vernon Marquez	64,465	0.8	64,465	0	0
Vernon B. Marquez Testamentary Trust (11)	28,010	0.4	28,010	0	0
Edmund Mendrala	5,605	*	5,605	0	0
J. Chapman Morris Trust (12)	8,971	0.1	5,605	3,605	*
New Summit Partners, LP (13)	22,405	0.3	22,405	0	0
Park Corporation (14)	259,092	3.4	259,092	0	0
Peter J. O’Hara	17,779	0.2	11,203	6,576	*
Pequot Mariner Master Fund, LP (15)	275,871	3.6	275,871	0	0
Pequot Scout Fund, L.P. (15)	490,442	6.4	490,442	0	0
Kenneth Petersen	35,558	0.5	35,558	0	0
Steven R. Purvis	11,203	0.1	11,203	0	0
Scott Rose	8,889	0.1	5,605	3,284	*
S.A.C. Capital Associates LLC (16)	392,146	5.2	392,146	0	0
SBL Fund, Series J (17)	432,924	5.7	432,924	0	0
SBL Fund, Series V (17)	354,505	4.7	354,505	0	0
Security Equity Fund, Mid Cap Value Series (17)	547,442	7.2	547,442	0	0
Security Mid Cap Growth Fund (17)	233,722	3.1	233,722	0	0
Ann W. Siegel	35,009	0.5	35,009	0	0
Clifford Siegel (18)	17,779	0.2	11,203	6,576	*
Steven Silverman	25,956	0.3	24,644	1,312	*
Jean Singer & Jonathan Wetchler	5,605	*	5,605	0	0
Jeffrey Stillman	5,605	*	5,605	0	0
Visconsi Enterprises, LLC (19)	52,313	0.7	52,313	0	0
Anthoni Visconsi, II (20)	56,021	0.7	56,021	0	0
Dominic A. Visconsi (19)	56,021	0.7	56,021	0	0
Larry S. Werbel Profit Sharing Plan (20)	13,988	0.2	8,964	5,042	*
Gui Yun Yang	52,521	0.7	52,521	0	0
Gui Yun Yan Individual Retirement Account	33,623	0.4	11,203	22,420	0.3
Sanjay S. Yadav	10,669	0.1	6,725	3,944	*
Kenneth and Anna Zalk	86,011	1.1	86,011	0	0
Alpha Capital AG (21)	44,813	0.6	44,813	0	0

_____________________________

(1)	Edmund Bailys, the managing member, has the dispositive and voting authority of all shares held by The Edmund Bailys Family Trust LLC.

(2)	Jules Belken is the trustee of the Jules Belken Revocable Trust with dispositive and voting authority over the shares held by the trust.

(3)	Robert B. Richardson the President of the Billion Company has dispositive and voting authority over the shares held by the corporation.

(4)	Richard Smithline, a director of CAMOFJ Master LDC, has dispositive and voting authority over the shares held by the company.

(5)
Stewart R. Flink, Robert Hoyt and David Walsh, managing directors of Crestview Capital Master LLC, have dispositive and voting authority over the shares held by the company. Mr. Flink is a controlling shareholder of Dillon Capital, Inc, a broker-dealer registered with the NASD.

(6)
James G. Marquez and Mariella Marquez, general partners of HMR Investors L.P., have dispositive and voting authority over the shares held by the limited partnership. Mr. Marquez is a registered representative with the NASD and affiliated with Battenkill Capital Inc. a broker-dealer registered with the NASD.

(7)	Joshua Silverman, an authorized representative of Iroquois Master Fund Ltd., has the dispositive and voting authority over the shares held by the corporation.

(8)	David Burzell, general manager of each of Irvine Capital Partners, L.P. and Irvine Capital Partners, III L.P., has the dispositive and voting authority over shares held by these entities.

(9)	Brett Cohen, president of JGB Management Inc., the general partner of JGB Capital LP, has the dispositive and voting authority over the shares held by the limited partnership.

(10)
David H. Kurzman, the managing partner of Kurzman Partners, LP, has the dispositive and voting authority over the shares held by the limited partnership. Mr. Kurzman is the registered person with NASD.

(11)	The Whitney National Bank of New Orleans is the trustee of the testamentary trust with dispositive and voting authority over the shares held by the trust.

(12)	J. Chapman Morris, Sr. and Geraldine Morris, trustees of the J. Chapman Morris Trust, have shared dispositive and voting authority over the shares held by the trust.

(13)	Luther King, managing partner of new Summit Partners, L.P., has the dispositive and voting authority over the shares held by the limited partnership.

(14)	Joseph J. Adams, Dan K. Park and Raymond P. Park, officers of the Park Corporation have shared dispositive and voting authority over the shares held by the corporation.

(15)
Shares beneficially owned by Pequot Capital Management, Inc. represent 490,442 shares of common stock held of record by Pequot Scout Fund, L.P. and 275,871 shares of common stock held of record by Pequot Mariner Master Fund, L.P. Pequot Capital Management, Inc., which is the investment manager to the above named funds exercises sole dispositive, voting and investment power for all the shares. Arthur J. Samberg is the sole shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest.

(16)
Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC.  Steven A. Cohen controls both of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.

(17)
Security Management Company, LLC is the investment advisor to (a) SBL Fund, Series J. (b) Security Mid Cap Growth Fund, (c) Security Equity Fund, Mid Cap Values Series, and (d) SBL Fund, Series V (collectively, the “Funds”). Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended. The securities listed in the table above are owned by the Funds. As investment advisor, Security Management Company, LLC may be deemed to be the beneficial owner of such securities.

(18)	Clifford Siegel is a senior executive of Jeffries and Company, a registered broker-dealer, and a member of the NASD.

(19)
Anthoni Visconsi II, Nicole Mawby and Dominic A. Visconsi Jr. are members of Visconsi Enterprises LLC, each with shared dispositive and voting authority over the shares held by Visconsi Enterprises LLC. Visconsi Enterprises LLC disclaims any beneficial interest in the shares held by Anthoni and Dominic Visconsi. Anthoni and Dominic Visconsi have an undisclosed beneficial interest in some of the shares of Visconsi Enterprises LLC.

(20)	Larry S. Werbel, the trustee of the Larry S. Werbel Profit Sharing Plan, has dispositive and voting authority over the shares held by the plan.

(21)	Konrad Ackerman and Rainer Pasch, directors of Alpha Capital AG, have shared dispositive and voting authority over the shares held by them.